Brands

January 13, 2023

VIA EMAIL DELIVERY

Mr. Muhammad A. Khalid
33 Endeavor Boulevard
East Windsor, NJ 08520

Re: Letter of Employment and Non-Compete Obligations

Dear Mo:

I am pleased to offer you the position of Executive Vice President and Segment President, Maintenance, for Driven Brands Holdings Inc. (collectively, with affiliated entities, the "Company"), with such employment commencing on or about February 20, 2023 (the "Commencement Date"). This Letter of Employment and Non-Compete Obligations ("Letter Agreement") will outline your employment terms with the Company together with your responsibilities and obligations as well as your non-compete obligations during and after your employment with the Company. This Letter Agreement and all terms therein are subject to approval by the Company's Compensation Committee ("Committee") of the Board of Directors ("Board").

Responsibilities and Duties

You will report to Daniel Rivera, currently Executive Vice President and Group President, Maintenance, for the Company. Your work location will be remote with regular travel as necessary to Company sites and offices. As Executive Vice President and Segment President, Maintenance, you will be responsible for all aspects of leading the Maintenance division of the Company.

In addition, you may be asked to complete other duties as the Company may reasonably request. You will devote your full time and best efforts to conduct the business of the Company as may be reasonably required to effectively discharge your duties under this Letter Agreement.

Compensation

In consideration for the performance of your duties and responsibilities hereunder the Company will pay you an annual base salary of Four Hundred Twenty-Five Thousand Dollars ($425,000) effective as of the Commencement Date. Your base salary shall be paid on a bi-weekly basis in accordance with the Company's regular payroll practices.

Annual Bonus

For 2023 and for each fiscal year thereafter, in accordance with the terms and conditions of the Company's bonus plans, which may change from time to time, you shall be eligible to receive an annual performance-based cash bonus based on successful completion of Key Performance Indicators ("KPIs"), as defined by the Board. The KPIs, and the performance to payout range associated with each, are determined by the Board each fiscal year and are subject to change. The majority weighting of KPIs typically include one or more key financial or operational metrics relevant

to the success of the business and may include, but are not limited to, EBITDA, Revenue, and other growth-related metrics. You will receive a copy of the 2023 plan details upon Commencement of your employment.

The target annual performance-based cash bonus that you may earn is one hundred percent (100%) of your annual base salary. The amount of the annual bonus awarded for a fiscal year shall be determined by the Board at the end of the fiscal year to which such bonus relates and shall be paid to you during the following fiscal year when annual bonuses for the prior fiscal year are paid to other senior executives of the Company generally.

To be eligible for any annual bonus, you must be Employed (as defined below) as of the date when annual bonuses for the prior year are paid to other senior executives of the Company. For purposes of this Agreement, "Employed" means that you have not resigned for any reason (or given notice of your intention to resign) your employment with the Company, and such employment with the Company has not terminated for cause.

Long-Term Incentive

This role is eligible to participate in the Driven Brands Holdings Inc. 2021 Omnibus Incentive Plan with a new hire long-term incentive ("LTI") grant date target value equivalent to at least one hundred and fifty percent (150%) of your annual base salary. Should the Board of Directors or Compensation Committee determine that EVPs should generally receive awards with a greater grant date target value, then your LTI grant date target value for each subsequent award shall be set at such greater value. Your first annual grant will be effective on the first available grant date after your Commencement Date, and we expect your first grant to be awarded on or around February 28, 2023. LTI awards are currently weighted two-thirds in Performance-based Restricted Stock Units (PSUs) and one-third in Time-based Restricted Stock Units (RSUs). PSUs vest on the 3rd grant date anniversary subject to the achievement of corporate performance goals. RSUs vest in one-third increments on the 1st, 2nd and 3rd anniversaries of the grant date.

Benefits and Paid Time Off

You will be eligible to participate in the Company's group insurance and medical plan (the "Plan") subject to your required premium contribution to that Plan. Coverage under the Plan shall be subject to the normal waiting period for any Company group employee. The current waiting period is the first of the month following Commencement Date. You are eligible to participate in the Company's retirement savings plan ("401k") on the first of the month following sixty (60) days of service and in the Company's non-qualified deferred compensation plan ("NQ Plan") during the next offering period following sixty (60) days of service. Your signature will be required to opt in to the Company retirement savings plans or to make any changes to it. For further information regarding the Company's benefits offerings, please visit www.drivenbrandsbenefits.com.

You are eligible to participate in the Company's Paid Time Off ("PTO") plan in which you begin earning PTO the first of the month following your first thirty (30) days of employment. PTO is earned/accrued monthly and on an annualized basis you will accrue a total of 160 hours.

Business Expenses

The Company will reimburse you for all reasonable business-related expenses that you incur in the discharge of your responsibilities to the Company provided that expenses are submitted in accordance with Company expense policy in a form that is acceptable to the Company.

Termination

In consideration for your employment with the Company and intending to be legally bound hereby, if your employment is terminated for any reason, you agree to abide by the covenant against competition and non-solicitation provisions set forth below in the Sections titled "Covenant Not to Compete," "Non-Solicitation of Franchisees" and "Non-Solicitation of Employees." By signing below, you acknowledge that you are becoming an employee of the Company voluntarily, that you understand that there is no specified length to your employment with the Company, and that your employment is at will. Your signature below further acknowledges that "at will" means that either you or the Company may terminate your employment at any time, with or without cause or advance notice, as long as the Company does not violate federal, state, local, or other applicable laws in effecting such termination.

Notwithstanding the foregoing, if your employment is terminated by the Company without Cause, you shall be entitled to receive as severance:

(i) An amount in cash equal to your annual base salary as in effect immediately prior to the date of your termination of employment, for a period equal to one (1) year (the "Severance Period");

(ii) "Cause" means: (A) embezzlement, theft, misappropriation or conversion, or attempted embezzlement, theft, misappropriation or conversion, by you of any property, funds or business opportunity of the Company or any of its subsidiaries or affiliates; (B) any breach by you of any material provision of this Letter Agreement, including without limitation the confidentiality, covenant not to compete, and non-solicitation and non-hire provisions, which breach is not cured, to the extent susceptible to cure, within thirty (30) days after the Company has given written notice to you describing such breach; (C) willful failure or refusal by you to perform any directive of the Board, any committee thereof or the duties of your employment hereunder which continues for a period of thirty (30) days following notice thereof by the Board/committee thereof to you; (D) any act by you constituting a felony (or its equivalent in any non-United States jurisdiction) or otherwise involving theft, fraud, dishonesty, misrepresentation or moral turpitude; (E) indictment for, conviction of, or plea of nolo contendere (or a similar plea) to, or the failure of you to contest his prosecution for, any other criminal offense; (F) any violation of any law, rule or regulation (collectively, "Law") relating in any way to the business or activities of the Company or its subsidiaries or affiliates, or other Law that is violated during the course of your performance of services hereunder, regulatory disqualification or failure to comply with any legal or compliance policies or code of ethics, code of business conduct, conflicts of interest policy or similar policies of the Company or its subsidiaries or affiliates; (G) gross negligence or material willful misconduct on the your part in the performance of your duties as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (H) your breach of fiduciary duty or duty of loyalty to

the Company or any of its subsidiaries or affiliates; (I) any act or omission to act by you intended to materially harm or damage the business, property, operations, financial condition or reputation of the Company or any of its subsidiaries or affiliates; (J) your failure to cooperate, if requested by the Board or any committee thereof, with any investigation or inquiry into your or the Company's business practices, whether internal or external, including, but not limited to, your refusal to be deposed or to provide testimony or evidence at any trial, proceeding or inquiry; (K) any chemical dependence of yours which materially interferes with the performance of your duties and responsibilities to the Company or any of its subsidiaries or affiliates; or (L) your voluntary resignation or other termination of employment effected by you at any time when the Company could effectuate such termination with Cause pursuant to this Letter Agreement.

The forgoing to the contrary notwithstanding, the amounts and benefits described above in this Section shall only be paid or provided if you execute a separation agreement containing a general release in accordance with Company's separation and release document approved by the Company, and such general release becomes fully irrevocable within 30 days following the date of your termination of employment. The amount described in clause (i) of this section shall be payable in equal installments in accordance with the Company's payroll practices during the Severance Period, commencing on the first payroll date on or next following the date such general release becomes fully irrevocable; provided that, lo the extent that the Company determines that such amount may be considered to be "nonqualified deferred compensation" subject to Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and pronouncements thereunder (the "Code"), the first payment of such amount shall be made on the first payroll date on or next following the 65th day following the date of such termination. Notwithstanding anything to the contrary, it is understood that such separation payments are intended to assist you by providing income while you consider other employment or other revenue generating activity. Therefore, to the extent you engage in any full or part-time employment or consulting during the Severance Period, the Company may decrease such separation payments by the amount you are paid in such other employment or revenue generating activity.

Confidentiality

You recognize and acknowledge that the knowledge and information about your relationship with the employees, business associates, customers, clients, and agents of the Company, and its affiliated companies, and the business methods, systems, plans, and policies of the Company and its affiliated companies, which you have and will receive, obtain, or establish as an employee of the Company or otherwise, are valuable and unique assets of the Company and its affiliated companies. Accordingly, you agree that during your employment with the Company and thereafter you shall not (unless compelled by a governmental, judicial, or administrative order or proceeding) disclose, or use for the benefit of yourself or any other person or entity other than in furtherance of your duties hereunder, without the written consent of the Company, any confidential or proprietary information, know-how, or data pertaining to the Company or its subsidiaries or affiliates or its or their business, personnel, or plans to any person, firm, corporation, or other entity, for any reason or purpose whatsoever. You acknowledge and agree that all memoranda, notes, records, and other documents made or compiled by you or made available to you during your employment concerning the business of the Company or its subsidiaries or affiliates or its or their business, personnel, or plans shall be the Company's exclusive property and shall be delivered by you to the Company upon expiration or termination of your employment or any other time upon the request of the Company. The provisions of this

paragraph shall survive the expiration or termination of your employment, this Letter Agreement, or any part thereof without regard to the reason therefore.

You hereby acknowledge that the services to be rendered by you are of a special, unique and extraordinary character, and in connection with such services, you will have access to confidential information concerning the Company's business. By reason of this, you consent and agree that if you violate any of the provisions of this Letter Agreement with respect to confidentiality, the covenant not to compete, and non-solicitation, the Company would sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have under this Letter Agreement or otherwise, the Company will be entitled to an injunction to be issued by any court of competent jurisdiction restraining you from committing or continuing any such violation of this Letter Agreement (without the necessity of posting a bond or other security).

Covenant Not to Compete

In consideration for your employment with the Company, which constitutes a material inducement to you to enter into this covenant not to compete, and intending to be legally bound hereby, you agree that for the duration of your employment with the Company and for a period of one (1) year thereafter and regardless of the reason for the termination of your employment, you will not, on behalf of yourself, or on behalf of any other person, company, corporation, partnership or other entity or enterprise, as employee (in an executive or managerial capacity), consultant (providing services of an executive or managerial level or providing services in an advisory capacity to executives, managers, owners, members, or directors), proprietor, stockholder, partner, officer, or in any similar capacity, engage in any business or activity competitive with the products and services of the Company relative to the automotive aftermarket business, or any other direct or indirect subsidiary of the Company for which you have had any responsibility or about which you have received confidential information in connection with your employment (together with the Company, the "Driven Brands Companies"), as of the date of such breach if occurring during your employment or as of the last day of your employment if occurring after the termination of your employment, and which business or activity is located within six (6) miles from any of the Company's franchised or company-owned retail outlets, whether operated under the name or trade-name of the Company or any of the Driven Brands Companies, whether or not you perform or direct someone to perform such activity within these geographic restrictions; provided, however, that notwithstanding anything herein to the contrary and to the extent required by applicable law or regulations, nothing contained herein shall be construed to prevent you from owning less than two percent (2%) of the issued and outstanding shares of a publicly traded company even if that company provides products or services competitive with the Company or the other Driven Brands Companies active in the automotive aftermarket franchise business, provided that you have no role in the management of such company. You agree that for every day you do not abide by this covenant that the covenant period shall be extended for one additional day. The provisions of this section shall survive the expiration or termination of your employment and this Letter Agreement.

Non-Solicitation of Franchisees

In consideration for your employment with the Company, which constitutes a material inducement to you to enter into this covenant not to solicit, and intending to be legally bound hereby, you agree that for the duration of your employment with the Company and for a period of two (2) years thereafter and regardless of the reason for the termination of your employment, you shall not, directly

or indirectly: (a) interfere with the Company's or any of the Driven Brand Companies' relationship with any of its or their franchisees (including prospective franchisees) including without limitation soliciting or hiring any employee of a franchisee, or (b) in connection with any business or activity competitive with the products and services of the Company or any of the Driven Brands Companies, as of the date of such breach if occurring during your employment or as of the last day of your employment if occurring after the termination of your employment, and which business or activity is located within six (6) miles from any of the Company's franchised or company-owned retail outlets, whether operated under the name or trade-name of the Company or any of the Driven Brands Companies, solicit and/or contract with any person or entity who or which is, or was within the twelve (12) months preceding such solicitation or contracting, a franchisee of the Company or any of the Driven Brand Companies.

Non-Solicitation of Employees

In consideration for your employment with the Company, which constitutes a material inducement to you to enter into this covenant not to solicit, and intending to be legally bound hereby, for a period of two (2) years after the date of termination of your employment with the Company for any reason, you will not, directly or indirectly, hire or attempt to hire or solicit or attempt to solicit any employee of the Company or the Driven Brands Companies or any employee of any Driven Brands Company, or directly or indirectly, hire or attempt to hire or solicit or attempt to solicit any employee of any franchisee of any Driven Brands Companies, to terminate employment with the Company or any Company franchisee, or any of its affiliates or to accept employment with any other person or entity.

Miscellaneous

The Company shall have the right to assign this Letter Agreement to any other entity within the Driven Brands group of companies, or any person, firm or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company by purchase, merger, and consolidation or otherwise, without your prior authorization. This Letter Agreement shall be binding on and inure to the benefit of the successors and assigns of the Company and Driven Brands and their respective affiliates, successors and assigns. You shall not have the right to assign any of the benefits or duties of this Letter Agreement without the prior written consent of the Company. This Letter Agreement supersedes any prior agreements between you and the Company governing the same subject matter.

This Letter Agreement shall be interpreted under the laws of North Carolina. In the event that there shall arise a dispute between the parties hereto regarding the interpretation of the terms of this Letter Agreement, any party bringing a cause of action to enforce the terms of it shall bring such action exclusively in the courts of Mecklenburg County, North Carolina.

Please be advised that this offer of employment is contingent upon the following:

- Proof of eligibility to work in accord with the Immigration Reform and Control Act of 1986, pursuant to the standard Form 1-9.
- Acceptable results of background check.

We are convinced that the success you have achieved will grow as you work with us. Please indicate your acceptance of this offer of employment by signing, dating, and returning one copy of this letter to me via email at danny@take5oilchange.com. This offer of employment remains in effect until 5:00pm Eastern Standard Time on January 16, 2023. Your signature to this Letter Agreement constitutes your agreement to the above terms and conditions of your employment with the Company.

We look forward to your joining us in future growth and becoming a member of our team. Should you have any questions, please do not hesitate to contact me.

Sincerely,

Daniel Rivera
Executive Vice President and Group President, Maintenance

Accepted: ______________________________ **Date:** 1/18/2023
Muhammad Khalid